Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
(dollars in millions)


                                                                     For the years ended September 30,
                                                        1995        1994         1993          1992         1991
                                                        ----        ----         ----          ----         ----

Fixed charges
  Interest expense<F1>                                  $278        $266         $295          $355         $371

  Approximate portion of
    rental expense representative
    of an interest factor                                 11          13           22            29           37
                                                        ----        ----         ----          ----         ----
  Fixed charges                                          289         279          317           384          408

  Preferred stock dividends<F2>                           13          15           11             -            -
                                                        ----        ----         ----          ----         ----
  Combined fixed charges and preferred
      stock dividends                                    302         294          328           384          408

Earnings from continuing operations before income taxes,
 extraordinary items and cumulative effect of change in
 accounting principle, net of preferred
 stock dividends                                         160           80         137            34          136
                                                        ----         ----        ----          ----         ----
Earnings from continuing  operations before income taxes,
 extraordinary  items, cumulative effect of change in
 accounting principle and combined fixed
 charges and preferred stock dividends                  $462        $374         $465          $418         $544
                                                        ====        ====         ====          ====         ====
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                       1.53        1.27         1.42          1.09         1.33
                                                        ====        ====         ====          ====         ====
Rental expense:
  Equipment subleases                                    $22        $ 30         $ 57          $ 77         $103
  Office space, furniture, etc.                           10           8            8            10            9
                                                        ----        ----         ----          ----         ----
    Total                                               $ 32        $ 38         $ 65          $ 87         $112
                                                        ====        ====         ====          ====         ====
    1/3 of rental expense                               $ 11        $ 13         $ 22          $ 29         $ 37
                                                        ====        ====         ====          ====         ====


<F1>  Includes  interest  expense  incurred by disaster  recovery  services  and included in disaster recovery expense on the consolidated statements of earnings.

<F2>  There were no preferred stock dividend  requirements for fiscal years 1991 and 1992.